Exhibit 10.37
SECOND AMENDMENT
to the
HARSCO CORPORATION
Deferred Compensation Plan for Non-Employee Directors

    WHEREAS, Enviri Corporation (the “Company”) maintains the Harsco Corporation Deferred Compensation Plan for Non-Employee Directors, as amended, supplemented or otherwise modified by that First Amendment to the Harsco Corporation Deferred Compensation Plan for Non-Employee Directors, dated as of April 26, 2016 (the “Plan”), pursuant to which eligible members of the Board of Directors of the Company (the “Board”) may elect to defer receipt of all or any portion of the compensation payable to them for services rendered to the Company; and

    WHEREAS, the Board has reserved the right to amend the Plan pursuant to Section 16 of the Plan; and

    WHEREAS, the Board has determined that it is advisable and in the best interests of the Company to amend the Plan to provide that certain deferred compensation payable thereunder shall be settled in shares of the Company’s common stock under certain circumstances (this “Second Amendment”).

    NOW, THEREFORE, the Plan is hereby amended by adding the following sentence to the end of Section 15 of the Plan:

Notwithstanding anything to the contrary herein, if the Plan is terminated in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix)(B), the balance credited to any Non-Employee Director’s Harsco Stock Account shall be payable to the Non-Employee Director in shares of common stock of the Corporation, rather than in cash.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be duly executed this 18th day of February, 2026.

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Exhibit 10.37
This Second Amendment shall be effective as of the date first above written when executed by the Authorized Signatory below.

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[AUTHORIZED SIGNATORY]